                                                                  EXHIBIT 11
                           ALEXANDER & BALDWIN, INC.
                       COMPUTATION OF EARNINGS PER SHARE
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                    (In thousands, except per share amounts)


                                                     1998         1997
----------------------------------------------------------------------
Basic Earnings Per Share
------------------------

   Net income                                      $ 13,774      $21,225
                                                   ========      =======

   Average number of shares outstanding              44,842       45,311
                                                   ========      =======

   Basic earnings per share                        $   0.31      $  0.47
                                                   ========      =======

Diluted Earnings Per Share
--------------------------

   Net income                                      $ 13,774      $21,225
                                                   ========      =======

   Average number of shares outstanding              44,842       45,311
   Effect of assumed exercise of
      outstanding stock options                         289          132
                                                   --------      -------
   Average number of shares outstanding
      after assumed exercise of
      outstanding stock options                      45,131       45,443
                                                   ========      =======

   Diluted earnings per share                      $   0.31      $  0.47
                                                   ========      =======

